Exhibit 5.1

801 Jefferson Avenue, Suite 300
Redwood City, California 94063
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
June 9, 2026	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Silicon Valley
	Houston	Singapore
Wolfspeed, Inc.	London	Tel Aviv
4600 Silicon Drive	Los Angeles	Tokyo
Durham, North Carolina 27703	Madrid	Washington, D.C.

Re:	Wolfspeed, Inc. – Registration Statement on Form S-1

To the addressee set forth above:

We have acted as special counsel to Wolfspeed, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale from time to time by the selling stockholders (the “Selling Stockholders”) named or to be named in the Registration Statement or a related prospectus supplement of up to 24,072,041 shares of common stock, par value $0.00125 per share (“Common Stock”), consisting of (i) 3,250,030 shares of Common Stock held by certain Selling Stockholders (the “Selling Stockholder Shares”), (ii) 2,000,000 shares of Common Stock issuable upon the exercise of pre-funded warrants (the “Warrants”) held by certain Selling Stockholders (the “Warrant Shares”) and (iii) 18,822,011 shares of Common Stock issuable upon the conversion of 3.5% Convertible 1.5 Lien Senior Secured Notes due 2031 held by certain Selling Stockholders issued by the Company pursuant to an indenture, dated as of March 26, 2026, among the Company, Wolfspeed Texas LLC, as subsidiary guarantor, and U.S. Bank Trust Company, National Association, as the trustee and collateral agent (the “Indenture”) (the “Convertible Note Shares,” and together with the Selling Stockholder Shares and the Warrant Shares, the “Shares”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

June 9, 2026

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2. When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the applicable Selling Stockholders and have been issued by the Company in the circumstances contemplated by and pursuant to the Warrants, the Warrant Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

3. When the Convertible Note Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the applicable Selling Stockholders and have been issued by the Company in the circumstances contemplated by and pursuant to the Indenture, the Convertible Note Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

In rendering the opinions set forth in paragraphs 2 and 3 above, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issuance of any of the Warrant Shares or the Convertible Note Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP